PROSPECTUS

                               20,210,129 SHARES

                         EQUITY OFFICE PROPERTIES TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST
                            ------------------------

     This Prospectus relates to the offer and sale from time to time by certain holders (the "Selling Shareholders"), of up to 20,210,129 of our common shares of beneficial interest, $.01 par value per share (the "Offered Shares"). Three of the Selling Shareholders, owning 6,454,055 Offered Shares in the aggregate, received their Offered Shares in connection with our acquisition of certain of their assets or in exchange for cash paid to the Company. We may issue 5,000,000 Offered Shares to a Selling Shareholder upon its exercise of 5,000,000 warrants to purchase our common shares of beneficial interest, $.01 par value per share ("Common Shares"). We may issue the remaining 8,756,074 Offered Shares to Selling Shareholders holding up to 8,756,074 units of limited partnership interest in EOP Operating Limited Partnership ("Units"), if and to the extent that such Selling Shareholders redeem their Units and we issue them Common Shares in exchange therefor. We are registering the Offered Shares as required under the terms of certain agreements between the Selling Shareholders and us. The registration of the Offered Shares does not necessarily mean that any of the Offered Shares will be offered or sold by the Selling Shareholders. We will receive no proceeds of any sales of the Offered Shares, but will incur expenses in connection with the offering. See "Selling Shareholders" and "Plan of Distribution."

     Our Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "EOP."
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE OFFERED SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.
                            ------------------------

     The Selling Shareholders may from time to time offer and sell all or a portion of the Offered Shares in transactions on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Offered Shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this Prospectus under the caption "Plan of Distribution" or any accompanying Prospectus Supplement. The Selling Shareholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the Offered Shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Offered Shares by the Selling Shareholders and any commissions received by any such agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.
                            ------------------------

               The date of this Prospectus is September 4, 1998.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Information contained in or incorporated by reference into this Prospectus and any accompanying Prospectus Supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to, without limitation, future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements incorporated by reference from our 1997 Annual Report on Form 10-K, as amended, under the caption "Risk Factors" and other similar statements contained in this Prospectus or any accompanying Prospectus Supplement identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of prescribed rates, or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Common Shares are listed on the NYSE under the symbol "EOP" and the Series A Preferred Shares are listed on the NYSE under the symbol "EOPpfA." Such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Commission maintains a "web site" that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended.

     b. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

     c. The Company's Current Report on Form 8-K/A, filed with the Commission on February 18, 1998 (amending the Company's Current Report on Form 8-K filed with the Commission on December 24, 1997) and the Company's Current Reports on Form 8-K, filed with the Commission on June 30, 1998, July 10, 1998 and September 3, 1998.

     d. The Company's Registration Statement on Form 8-A, which incorporates by reference a description of the Common Shares from the Company's Registration Statement on Form S-11 (File No. 333-26629).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any applicable Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to Equity Office Properties Trust, Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, Attention: Diane Morefield (telephone number:
(312) 466-3300).

     As used herein and in any accompanying Prospectus Supplement, "Company" means Equity Office Properties Trust, a Maryland real estate investment trust, and one or more of its subsidiaries (including EOP Operating Limited Partnership, a Delaware limited partnership (the "Operating Partnership")), and predecessors thereof (the "Equity Office Predecessors") or, as the context may require, Equity Office Properties Trust only or the Operating Partnership only. All references to the historical activities of the Company prior to July 11, 1997, refer to the activities of the Equity Office Predecessors.

                                  THE COMPANY

     The Company was formed to continue and expand the national office property business organized by Samuel Zell, chairman of the Board of Trustees of the Company. The Company, a self-administered and self-managed real estate investment trust, is the managing general partner of the Operating Partnership. The Company owns all of its assets and conducts substantially all of its business through the Operating Partnership and its subsidiaries.

     The Company's executive offices are located at Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and its telephone number is (312) 466-3300.

                           NO PROCEEDS TO THE COMPANY

     The Company will not receive any of the proceeds from sales of Offered Shares by the Selling Shareholders. All costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby will be paid by the Company, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholders and share transfer and other taxes attributable to the sale of the Offered Shares, which will be paid by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     Three of the Selling Shareholders, owning 6,454,055 Offered Shares in the aggregate, received their Offered Shares in connection with the Company's acquisition of certain of their assets or in exchange for cash paid to the Company. The Company may issue 5,000,000 Offered Shares to a Selling Shareholder upon its exercise of 5,000,000 warrants to purchase Common Shares. The Company may issue the remaining 8,756,074 Offered Shares to Selling Shareholders holding up to 8,756,074 Units, if and to the extent that such Selling Shareholders redeem their Units and we issue them Common Shares in exchange therefor. The following table provides the name of each Selling Shareholder, the number of Common Shares owned by each Selling Shareholder before the offering to which this Prospectus relates, and the number of Offered Shares offered by each Selling Shareholder. The extent to which the Offered Shares offered by a Selling Shareholder represent Common Shares that may be issued by the Company upon the exercise of the Selling Shareholder's warrants or the redemption of the Selling Shareholder's Units is indicated in the footnotes to the table below. Since the Selling Shareholders may sell all or some of their Offered Shares, no estimate can be made of the number of Offered Shares that will be sold by the Selling Shareholders or that will be owned by the Selling Shareholders upon completion of the offering. There is no assurance that the Selling Shareholders will sell any of the

Offered Shares. The Offered Shares represent approximately 7.18% of the total Common Shares (assuming redemption of all outstanding Units for Common Shares) outstanding as of June 30, 1998.

                                                                   NUMBER OF
                                                                SHARES OWNED AND
                NAME OF SELLING SHAREHOLDER                      OFFERED HEREBY
                ---------------------------                     ----------------
Strategic Value Investors, L.L.C. ..........................        4,650,145(1)(2)
Wright Runstad Holdings L.P. ...............................        3,536,909(3)
Mellon Bank, N.A., as trustee for General Motors Hourly-Rate
  Employes Pension Trust ("Hourly Trust")...................        3,392,844(4)
Mellon Bank, N.A., as trustee for General Motors Salaried
  Employes Pension Trust ("Salaried Trust").................        3,392,844(4)
Columbus America Properties, L.L.C. ........................        1,692,546(5)
1120 20th Street Associates.................................          741,159(5)
Wright Runstad Asset Management, L.P. ......................          728,791(6)
Strategic Value Investors International, L.L.C. ............          646,793(2)
The Prudential Insurance Company of America.................          621,429(2)(5)
David A. Gardner............................................          290,311(7)
Donald J. Resnick...........................................          290,300(8)
1100 Second Avenue Limited Partnership......................          129,497(5)
Robert A. Hubbard...........................................           49,479(5)
Mark D. Quigley.............................................           43,714(5)
1560 Broadway Partnership...................................            1,684(5)
Galbreath-Denver Limited Partnership........................            1,684(5)
                                                                   ----------
     TOTAL..................................................       20,210,129
                                                                   ==========

---------------
(1) Includes 2,278,571 Common Shares that may be issued by the Company upon the redemption of Units for Common Shares.

(2) The Prudential Insurance Company of America ("PICA") has informed the Company that (i) it also owns an additional 31,600 Common Shares not offered hereby and (ii) it may be deemed to be the beneficial owner of all Common Shares and Units owned by Strategic Value Investors, L.L.C. ("SVI-US") and Strategic Value Investors International, L.L.C. ("SVI-International"), since its wholly owned subsidiary, The Prudential Investment Company ("PIC"), has the sole power to vote and dispose of Common Shares and Units owned by SVI-US or SVI-International. PICA and its affiliates have sold real estate assets to the Company and have had and may continue to have lending relationships with the Company and other entities affiliated with Mr. Zell. In addition, Prudential Securities Incorporated ("PSI"), an indirect wholly owned subsidiary of PICA, has acted as an underwriter for securities of the Company. PICA has also informed the Company that PSI beneficially owned, as of July 31, 1998, 51,085 Common Shares in certain discretionary accounts on behalf of clients of PSI. In addition, as of July 31, 1998, PSI owned one Common Share and 45,000 convertible preferred shares (currently exercisable into 63,027 Common Shares based upon a conversion rate of 1.4006) in proprietary accounts. PICA disclaims beneficial ownership of such Common Shares and convertible preferred shares held in PSI accounts because the voting and disposition of such shares is controlled by brokerage clients or by the management of PSI and not by PICA. In addition, PICA has informed the Company that certain mutual funds which are registered investment companies and a Quantitative Investment Management ("QIM") Account managed by PICA or its affiliates owned, as of July 31, 1998, 1,302,623 Common Shares, of which PICA disclaims beneficial ownership because the voting and disposition of such shares is controlled for the benefit of each such mutual fund or the QIM Account and PICA is not the beneficial owner of such shares.

(3) Includes 1,368,099 Common Shares that may be issued by the Company upon the exercise of warrants to purchase Common Shares and 2,168,810 Common Shares that may be issued by the Company upon the redemption of Units for Common Shares. H. Jon Runstad, the President and Chief Executive Officer of

    Wright Runstad & Company, the general partner of Wright Runstad Associates Limited Partnership, the general partner of Wright Runstad Holdings L.P., is a member of the Company's Board of Trustees.

(4) Includes 1,675,000 Common Shares that may be issued upon the exercise of warrants to purchase Common Shares. The Hourly Trust has informed the Company that it also owns an additional 2,951,846 Common Shares not offered hereby. The Salaried Trust has informed the Company that it also owns an additional 1,575,775 Common Shares not offered hereby. The Hourly Trust and the Salaried Trust have informed the Company that all Common Shares owned by the Hourly Trust and the Salaried Trust may be deemed to be beneficially owned by General Motors Investment Management Corporation ("GMIMCo"), since GMIMCo has the sole power to direct the trustee as to the voting and disposition of these shares. Since the trustee has no power to vote or dispose of these shares, it disclaims beneficial ownership thereof. In addition, the Hourly Trust and the Salaried Trust have informed the Company that GMIMCo may be deemed to beneficially own an additional 443,362 Common Shares held in related trusts over which it exercises similar voting and dispositive power, which shares are not offered hereby. Thomas E. Dobrowski, a Managing Director of GMIMCo, is a member of the Board of Trustees of the Company.

(5) Common Shares that may be issued by the Company upon the redemption of Units for Common Shares.

(6) Includes 281,901 Common Shares that may be issued by the Company upon the exercise of warrants to purchase Common Shares and 446,890 Common Shares that may be issued by the Company upon the redemption of Units for Common Shares. H. Jon Runstad, the President and Chief Executive Officer of Wright Runstad & Company, an affiliate of Wright Runstad Asset Management, L.P., is a member of the Company's Board of Trustees.

(7) Mr. Gardner also owns an additional 79,936 Common Shares not offered hereby.

(8) Mr. Resnick also owns an additional 4,401 Common Shares not offered hereby.

                              PLAN OF DISTRIBUTION

     Any of the Selling Shareholders may from time to time, in one or more transactions, sell all or a portion of the Offered Shares on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Offered Shares from time to time will be determined by the Selling Shareholders and, at the time of such determination, may be higher or lower than the market price of the Common Shares on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of Offered Shares for whom they may act as agents, and underwriters may sell Offered Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The Offered Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Offered Shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) an exchange distribution in accordance with the rules of the NYSE; (e) privately negotiated transactions; and (f) underwritten transactions. The Selling Shareholders and any underwriters, dealers or agents participating in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Shares by the Selling Shareholders and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When a Selling Shareholder elects to make a particular offer of Offered Shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Shareholder and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the Offered Shares may be sold by the Selling Shareholders only through registered or licensed brokers or dealers. In addition, in certain states, the Offered Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The Company has agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Offered Shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of counsel and accountants for the Company. The Selling Shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholders and share transfer and other taxes attributable to the sale of the Offered Shares. The Company also has agreed to indemnify each of the Selling Shareholders and their respective officers, directors and trustees and each person who controls (within the meaning of the Securities Act) such Selling Shareholder against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the Selling Shareholders has agreed to indemnify the Company, its officers and trustees and each person who controls (within the meaning of the Securities Act) the Company, and each of the other Selling Shareholders, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Shareholder; provided, however, that the indemnification obligation is several, not joint, as to each Selling Shareholder.

                                    EXPERTS

     The consolidated financial statements of Equity Office Properties Trust appearing in Equity Office Properties Trust's Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended December 31, 1997 and the statements of revenue and certain expenses for the Denver Post Tower, 301 Howard Street and 215 Fremont Street, the Mountain Properties, Millennium Plaza, Polk & Taylor, Colonnade I, Colonnade II and the Walker Building and Columbia Seafirst Center appearing in the Current Report of Equity Office Properties Trust on Form 8-K dated June 26, 1998; have all been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Beacon Properties Corporation, appearing in the Current Report on Form 8-K/A of Equity Office Properties Trust filed with the Commission on February 18, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Offered Shares has been passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain tax matters have been passed upon by Hogan & Hartson L.L.P., Washington, D.C., special tax counsel to the Company.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE OFFERED SHARES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Special Note Regarding Forward-Looking
  Statements..........................      2
Available Information.................      2
Incorporation of Certain Documents by
  Reference...........................      2
The Company...........................      4
No Proceeds to the Company............      4
Selling Shareholders..................      4
Plan of Distribution..................      6
Experts...............................      7
Legal Matters.........................      7

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                               20,210,129 SHARES

                                 EQUITY OFFICE
                                PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

                            ------------------------

                                   PROSPECTUS
                            ------------------------
                               SEPTEMBER 4, 1998
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